SCHEDULE 14A INFORMATION

              Proxy Statement Pursuant to Section 14(a)
                of the Securities Exchange Act of 1934
                          (Amendment No. __)


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 12a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to S240.14a-11(c) or S 240.14a-12


                     THE MANITOWOC COMPANY, INC.
           (Name of Registrant as Specified in Its Charter)

                             Not Applicable
      ----------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the
                             Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-
     6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

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     2) Aggregate number of securities to which transaction applies:

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     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     4)   Proposed maximum aggregate value of transaction:

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     5)   Total fee paid:

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[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

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     4)   Date Filed:

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                     THE MANITOWOC COMPANY, INC.
                         Manitowoc, Wisconsin





                            April 1, 1997


FRED M. BUTLER
PRESIDENT AND
CHIEF EXECUTIVE OFFICER


Dear Shareholder:

     You are cordially invited to attend the 1997 Annual Meeting of Shareholders of The Manitowoc Company, Inc. which will be held on the third floor of the Company's corporate offices at 500 South 16th
Street, Manitowoc, Wisconsin, on  Tuesday, May 6,  1997, at 9:00  a.m.
(CDT).

     The only matter of business to be acted upon at the meeting is the election of three Directors. The Board of Directors of the Company recommends a vote "FOR" the election of three Directors to serve a term ending at our Annual Meeting of Shareholders in the year 2000.

     Whether or not you are able to attend the 1997 Annual Meeting, we welcome your questions and comments about the company. To make the best use of time at the meeting, we would appreciate receiving your questions or comments, in writing, in advance of the meeting so they can be answered as completely as possible at the meeting. If you wish to make a comment or ask a question in writing, we would appreciate receiving it by April 30th.

     It is important that your shares be represented and voted at  the
meeting.   Accordingly,  please  sign, date,  and  promptly  mail  the enclosed proxy card in the envelope provided.

     To help us plan for the meeting, please mark your proxy card telling us if you will be personally attending.

                                   Sincerely,
                                   /s/ Fred M. Butler







                     THE MANITOWOC COMPANY, INC.
                        500 South 16th Street
                             P.O. Box 66
                   Manitowoc, Wisconsin 54221-0066
                            (414) 684-4410



               NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


To the Shareholders of
THE MANITOWOC COMPANY, INC.

     Notice is hereby given that the Annual Meeting of Shareholders of The Manitowoc Company, Inc. (the "Company"), a Wisconsin corporation, will be held on the third floor of the Company's corporate offices located at 500 South 16th Street, Manitowoc, Wisconsin, on Tuesday, May 6, 1997, at 9:00 a.m. (CDT), for the following purposes:

     1.To elect a class of three directors of the Company to serve for terms of three years;

     2.To transact such other business as may properly come before the Annual Meeting or any adjournment thereof;

all as set forth and described in the accompanying Proxy Statement.

     The Board of Directors has fixed the close of business on February 26, 1997, as the record date for determination of the shareholders entitled to notice of, and to vote at, the Annual Meeting.


     Shareholders are cordially invited to attend the Annual Meeting. However, whether or not you expect to attend the Annual Meeting in person, you are requested to complete, date, sign, and promptly return the enclosed proxy card using the enclosed self-addressed envelope which requires no postage if mailed in the United States.


                                   By Order of the Board of Directors


                                   E. DEAN FLYNN
                                   Secretary


Manitowoc, Wisconsin
April 1, 1997




PROXY STATEMENT

                     THE MANITOWOC COMPANY, INC.
                        500 South 16th Street
                             P.O. Box 66
                   Manitowoc, Wisconsin 54221-0066
                            (414) 684-4410

                       SOLICITATION AND VOTING

     Accompanying this Proxy Statement is a Notice of Annual Meeting of Shareholders and a form of proxy for such Annual Meeting solicited by the Board of Directors of The Manitowoc Company, Inc. (the "Company"). A copy of the Annual Report to Shareholders, containing financial statements for the year ended December 31, 1996, is also enclosed. Such Annual Report is neither a part of this Proxy Statement nor incorporated herein by reference. The approximate date on which the Proxy Statement and the enclosed form of proxy are first being sent or given to shareholders is April 1, 1997.

     On February 26, 1997, the record date for shareholders entitled to vote at the Annual Meeting, there were outstanding 11,511,357 shares of Company Common Stock, $.0l par value per share (the "Common Stock"). Each such share outstanding on the record date is entitled to one vote on all matters presented at the meeting.

     Any shareholder entitled to vote may vote in person or by duly executed proxy. A proxy may be revoked at any time before it is exercised by filing a written notice of revocation with the Secretary of the Company, by delivering a duly executed proxy bearing a later date or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not in itself constitute revocation of a proxy. The shares represented by all properly executed unrevoked proxies received in time for the Annual Meeting will be voted as specified on such proxies. Shares held for the accounts of participants in the Company's Dividend Reinvestment Plan and RSVP Profit Sharing Plan (for which the proxies will serve as voting instructions for such shares) will be voted in accordance with the instructions of participants or otherwise in accordance with the terms of such Plans. If no direction is given on a properly executed unrevoked proxy, it will be voted FOR each of the three director nominees.

     The cost of soliciting proxies will be borne by the Company. Solicitation will be made principally by mail, but also may be made by telephone, facsimile or other means of communication by certain
directors, officers,  employees  and  agents of  the  Company.    Such
directors,  officers  and  employees  will  receive  no   compensation
therefor in addition to their regular compensation, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. The Company has retained the services of Georgeson & Company Inc. to assist in the solicitation of proxies for an anticipated cost to the Company of $7,500, plus reasonable out-of-pocket expenses. The Company will request persons holding shares in their names for the benefit of others, or in the names of their nominees, to send proxy material to and obtain proxies from their principals and will reimburse such persons for their expenses in so doing.

     To be effective, a matter presented for a vote of shareholders at the Annual Meeting must be acted upon by a quorum (i.e., a majority of the votes entitled to be cast represented at the Annual Meeting in person or by proxy). Abstentions, shares for which authority is withheld to vote for director nominees and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be considered present for the purpose of establishing a quorum. Once a share is represented at the Annual Meeting, it is deemed present for quorum purposes throughout the meeting or any adjourned meeting unless a new record date is or must be set for the adjourned meeting.


     Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election at a meeting at which a quorum is present. A "plurality" means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the election (three at the Annual Meeting). Votes attempted to be cast against a director nominee are not given legal effect and are not counted as votes cast in an election of directors. Any shares not voted, whether by withheld authority, broker non-vote or otherwise, will have no effect on the election of directors except to the extent that the failure to vote for an individual results in another nominee receiving a larger number of votes.


                       OWNERSHIP OF SECURITIES

Beneficial Owners of More Than Five Percent

     As of February 26, 1997, each person or entity known to have beneficial ownership of more than 5% of the Company's outstanding common stock based upon information furnished to the Company is set forth in the following table.


      NAME AND
     ADDRESS OF             AMOUNT AND NATURE        PERCENT OF
  BENEFICIAL OWNER       OF BENEFICIAL OWNERSHIP       CLASS
-----------------------------------------------------------------
 Fidelity Management
 & Research                     808,850(1)             7.03%(1)
   82 Devonshire Street
   Boston, MA 02109

________________________

(1)As of December 31, 1996.



Directors and Management

     The following table sets forth the beneficial ownership (as that term is defined in Rule 13d-3 promulgated under the Exchange Act of 1934 (the "Exchange Act")) of Common Stock by each continuing director and director nominee of the Company, each executive officer of the Company named in the Summary Compensation Table below and by the directors and executive officers of the Company as a group, as of February 26, 1997, unless otherwise indicated. Each of the persons listed below is the beneficial owner of less than 1% of the outstanding shares of Common Stock, except that all executive officers and directors as a group own 3.4% of the outstanding shares of Common Stock. The table also reflects for each person the number of Common Stock units associated with compensation deferred under the Company's Deferred Compensation Plan. All share information reflects the Company's July 2, 1996 3-for-2 stock split effected as a fifty percent (50%) stock dividend.



                                                        DEFERRED
                             SHARES BENEFICIALLY      COMMON STOCK
         NAME                     OWNED(1)              UNITS(2)
-------------------------------------------------------------------
 Dean H. Anderson   ........       1,600                   771
 Jeffry D. Bust   ..........       1,405 (4)                 0
 Fred M. Butler   ..........      26,552 (3)(4)         14,028
 Robert R. Friedl   ........       4,880 (4)(5)            803
 Terry D. Growcock   .......         529 (4)             2,050
 James P. McCann   .........       1,815                 5,699
 George T. McCoy   .........      10,000 (6)                 0
 Guido R. Rahr, Jr.   ......       5,128                     0
 Gilbert F. Rankin, Jr.   ..      10,309                     0
 Bruce C. Shaw   ...........      25,587 (4)(7)          7,510
 Robert K. Silva   .........       8,408 (4)(8)         11,285
 Robert S. Throop   ........       9,716 (9)             6,276
_____________________________________________________________________
 All Executive Officers
 and Directors as a group
 (15 persons)   ............     392,627 (10)           53,923




________________________

(1) Unless otherwise noted, the specified persons have sole voting power and sole dispositive power as to the indicated shares.

(2) The Company has the sole right to vote all shares of Common Stock underlying the deferred Common Stock units held in the Deferred Compensation Plan Trust. The independent trustee of such Trust has the dispositive power as to such shares.

(3) Includes 9,200 shares as to which voting and investment power is shared with spouse.

(4) For the following executive officers, includes the indicated number of shares which were held in their respective RSVP Profit Sharing Plan accounts at December 31, 1996, as to which they have sole voting power and shared investment power: Jeffry D. Bust - 955; Fred M. Butler - 4,264; Robert R. Friedl - 2,708; Terry D. Growcock - 529; Bruce C. Shaw - 2,035; and Robert K. Silva - 1,096.

(5) Includes 336 shares as to which voting and investment power is shared with spouse. Excludes 1,002 shares held by Mr. Friedl's spouse as custodian for their daughter, as to which he disclaims beneficial ownership.

(6) Represents shares held in trust under which Mr. McCoy and his spouse are co-trustees, sharing voting and investment power.

(7) Includes 200 shares as to which voting and investment power is shared with spouse. Excludes 1,945 shares held by Mr. Shaw's spouse directly, as to which he disclaims beneficial ownership, and 466 shares held by Mr. Shaw's spouse as custodian for their son, as to which he disclaims beneficial ownership.

(8) Mr. Silva retired as an executive officer and director of the Company in July, 1996.

(9) Includes 3,000 shares as to which voting and investment power is shared with spouse.


(10)Includes 22,985 shares as to which voting and investment power is shared and 216,458 shares, at December 31, 1996, held by the RSVP Profit Sharing Plan Trust (for which there is sole voting power as to 16,565 shares and shared investment power (by virtue of the Plan's administration by an investment committee of executive officers) as to all such shares).


          COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Pursuant to Section 16 of the Exchange Act, the Company's executive officers and directors are required to file reports of their trading in equity securities of the Company with the Securities and Exchange Commission (the "Commission") and the Company. Based solely on its review of the copies of such reports received by it and written representations that no other reports were required, the Company believes that during fiscal year 1996 its executive officers and directors complied with all such applicable filing requirements.


1. ELECTION OF DIRECTORS
_____________________________________________________

     The Board of Directors consists of seven directors. Directors of the Company are divided into three classes, each class serving for a period of three years. Directors elected at the Annual Meeting will hold office for a three-year term expiring in the year 2000 or until their successors are elected and qualified. The respective terms of all directors of one class expire at each Annual Meeting of Shareholders. There are two vacancies in the class of directors whose terms expire in the year 1998.

     Three Directors are to be elected at the 1997 Annual Meeting. The names of the nominees of management and the continuing Board members, as well as additional information regarding such persons, are set forth below. Each person so named is presently serving as a director of the Company.

     It is intended that the shares represented by proxies in the accompanying form will be voted for the election of the nominees listed below, unless a contrary direction is indicated. If any of the nominees should be unable to serve, an eventuality which management does not contemplate, the proxies may be voted for the election of such other person or persons as management may recommend.

                                      The Board of Directors recommends election of the nominees whose names follow.

                                                                                                               Year First
                                                             Position with                                     Elected or
                                                            Company or Other                                   Appointed
    Name                                                      Occupation                                        Director
-------------------------------------------------------------------------------------------------------------------------

                                              NOMINEES FOR ELECTION TO BOARD OF DIRECTORS

                                 For Terms Expiring At The Annual Meeting To Be Held In The Year 2000

Fred M. Butler  ......................  President and Chief Executive Officer (since 7/90) of the Company;
 (Age 61)                               Director of Gehl Company (3) ............................................  1990

George T. McCoy ......................  Retired (4/86); former Chairman of the Board (1985-4/86) of Guy F.
 (Age 77)                               Atkinson Company, San Bruno, CA (industrial and heavy
                                        construction) (1)(2)(3)  ................................................  1986

Guido R. Rahr, Jr. ...................  Chairman of the Board (since 11/93) and Chairman of the Board
 (Age 68)                               and Chief Executive Officer (9/87-11/93) of Rahr Malting Co.,
                                        Minneapolis, MN (manufacturer of barley malt) (1) .......................  1980



                                          MEMBERS OF BOARD OF DIRECTORS CONTINUING IN OFFICE

                                             For Term Expiring At The 1999 Annual Meeting

Dean H. Anderson .....................  Vice President - Strategic Development (since 2/95) of ABB
 (Age 56)                               Vetco Gray Inc., Houston, TX (oilfield equipment manufacturer with concentration on subsea oil and gas production systems);
                                        previously President (1/90-1/95) of Foster Valve Corporation,
                                        Houston, TX (oilfield manufacturer) (1) .................................  1992

 James P. McCann .....................  Retired (12/92); former Vice Chairman, President and Chief
 (Age 67)                               Operating Officer (3/91-12/92) of Bridgestone/Firestone, Inc.,
                                        Nashville, TN (tire manufacturer) (1)(3)(4) .............................  1990

Robert S. Throop .....................  Retired (12/96); former Chairman and Chief Executive Officer
 (Age 59)                               (since 12/84) of Anthem Electronics, Inc., San Jose, CA
                                        (manufacturer and distributor of electronic products); Director of
                                        Arrow Electronics, Inc. and The Coast Distribution System
                                        (1)(2)(4)  ..............................................................  1992


                                             For Term Expiring At The 1998 Annual Meeting

Gilbert F. Rankin, Jr. ...............  Retired (9/87); former Administrative Director, College of
    (Age 64)                            Engineering, Cornell University, Ithaca, NY (1)(2)(4) ...................  1974


____________________________
(1)  Member of Audit Committee.
(2)  Member of Compensation and Benefits Committee.
(3)  Member of Executive Committee.
(4)  Member of Nominating Committee.

               MEETINGS OF THE BOARD AND ITS COMMITTEES

     During the fiscal year ended December 31, 1996, four meetings of the Board of Directors were held at which the aggregate attendance for all directors as a group was 97%. During that period, all directors attended 98% or more of the aggregate of the total number of Board meetings held and the total number of meetings of all committees on which they served.

     The Company has standing Audit, Compensation and Benefits, Executive and Nominating Committees of the Board of Directors. The Nominating Committee was formed by the Board of Directors at a Special Meeting of the Board of Directors held on February 26 and 27, 1996. During the fiscal year ended December 31, 1996, there were two meetings of the Audit Committee, two meetings of the Compensation and Benefits Committee, one meeting of the Executive Committee and no meetings of the Nominating Committee.

     The Audit Committee reviews the scope and timing of the audit of the Company's financial statements by the Company's independent accountants and reviews with the independent accountants the Company's management policies and procedures with respect to internal auditing and accounting controls. The Compensation and Benefits Committee determines the compensation of the Company's executive officers, reviews management's recommendations as to the compensation of other key personnel and administers the Company's Economic Value Added Bonus Plan (the "EVA Plan") and the 1995 Stock Plan. The Executive Committee discharges certain of the responsibilities of the Board of Directors when the Board is not in session and is also charged with reviewing and making recommendations concerning proposed major corporate transactions. The Nominating Committee provides the methodology for selection of candidates, including the specifications, for the position of Chief Executive Officer of the Company.



                      COMPENSATION OF DIRECTORS

     Each non-employee director is paid an annual retainer of $25,000 and an additional fee of $1,000 for each meeting of the Board of Directors and any committee thereof attended. Directors who are employees of the Company do not receive separate remuneration in connection with their service on the Board or Board committees.

     Under the Company's Deferred Compensation Plan, each non-employee director may elect to defer all or any part of his annual retainer and meeting fees for future payment upon death, disability, termination of service as a director, a date specified by the participant or the earlier of any such date to occur. A participating non-employee director may elect to have his deferred compensation credited to two accounts, the values of which are based upon investments in Common Stock and a balanced fund mutual fund, respectively. Distributions with respect to the stock account will be made in shares of Common Stock. Other account distributions will be made in cash. Upon a change in control (as defined in the Deferred Compensation Plan), all restrictions on the distribution of deferred compensation will be automatically terminated and the participant would promptly receive the full balance of his account.


                        EXECUTIVE COMPENSATION

     The following table sets forth, for the fiscal years ended December 31, 1996, December 31, 1995, the six month transition period from July 3, 1994 through December 31, 1994 resulting from the Company's change in fiscal year (designated as "1994T" in the Summary Compensation Table), and the fiscal year ended July 2, 1994, each component of compensation paid or earned for services rendered in all capacities for the Chief Executive Officer and for each of the five other most highly compensated executive officers of the Company whose cash compensation exceeded $100,000 during fiscal 1996.


                                                  SUMMARY COMPENSATION TABLE



                                                                          LONG-TERM COMPENSATION
                                                                           ---------------------
                                                                           Awards        Payouts
                                             ANNUAL COMPENSATION         ---------      ---------
                                           -----------------------       Securities      LTIP        All Other
   Name and                                Salary        Bonus           Underlying     Payouts     Compensation
Principal Position              Year        ($)           ($)            Options/SARs     ($)           ($)
                                            (1)          (1)(2)             (#)(3)        (4)           (5)
-------------------------------------------------------------------------------------------------------------------

Fred M. Butler ................  1996     $376,926       $360,240         27,000      $  72,424       $  9,259
 President and Chief Executive   1995     $300,000       $214,298         27,000      $   9,590       $  8,566
 Officer                         1994T    $150,000       $ 69,300              0      $  14,429       $  5,332
                                 1994     $300,000       $201,600              0              0       $  6,222

Robert K. Silva (6) ...........  1996     $144,231       $135,090              0      $  25,216       $ 64,681
 Executive Vice President and    1995     $225,000       $160,726              0      $  12,136       $  3,796
 Chief Operating Officer         1994T    $110,578       $ 51,975              0      $  18,259       $ 11,605
                                 1994     $175,000       $113,362              0              0       $ 34,967

Robert R. Friedl ..............  1996     $198,077       $150,100          7,050      $  27,421       $ 24,215
 Sr. Vice President and Chief    1995     $146,154       $ 89,286          7,050      $   3,463       $ 17,860
 Financial Officer               1994T    $ 65,000       $ 25,025              0      $   5,210       $  9,075
                                 1994     $130,000       $ 72,800              0              0       $ 22,662

Jeffry D. Bust (7) ............  1996     $185,400       $163,603          8,400      $     107       $ 32,829
 President and General Manager
 (Manitowoc Cranes, Inc.)

Terry D. Growcock (8) .........  1996     $184,545       $105,974          8,400      $  13,894       $ 40,994
 President and General Manager
 (Manitowoc Ice, Inc.)

Bruce C. Shaw (9) .............  1996     $114,190       $116,974          3,450      $ 143,367       $ 36,667
 President and General Manager
 (Bay Shipbuilding Co.) and
 Executive Vice President
 (Manitowoc Marine Group, Inc.)




______________________________

(1) Compensation deferred at the election of an executive officer pursuant to the Company's Deferred Compensation Plan is included in the year earned. Under such Plan, an executive officer may elect to defer up to 40% of base compensation and up to 100% of any incentive compensation.

(2) Reflects bonus earned and accrued during the years indicated and paid at the beginning of the next fiscal year.

(3) Consists entirely of stock options under the 1995 Stock Plan. Share information has been adjusted to reflect the Company's July 2, 1996 3-for-2 stock split effected as a fifty percent (50%) stock dividend.

(4) Reflects portion of bonus bank balance under the EVA Plan paid with respect to the fiscal year indicated.

(5) The 1996 amounts represent:   (a) the Company's contributions  to
    the RSVP Profit Sharing Plan as follows: Fred M. Butler - $6,782, Robert K. Silva - $1,082, Robert R. Friedl - $ 23,251, Jeffry D. Bust - $26,730, Terry D. Growcock - $28,417, and Bruce C. Shaw - $27,611; (b) premiums paid by the Company relating to key man group life insurance as follows: Fred M. Butler - $964, Robert K. Silva
    - $300, Robert R. Friedl - $964, Jeffry D. Bust - $964, Terry D. Growcock - $964, and Bruce C. Shaw - $616; and (c) Company contributions to the Deferred Compensation Plan as follows: Fred
    M. Butler - $1,513, Robert K. Silva - $799, Robert R. Friedl - $0, Jeffry D. Bust - $5,135, Terry D. Growcock - $11,613, and Bruce C. Shaw - $8,440. For Mr. Silva, includes $62,500 paid under his Supplemental Retirement Agreement. See note 6 following.

(6) Mr. Silva retired as an executive officer and director of the Company in July, 1996. Upon his retirement in July, 1996, Mr. Silva began receiving payments under his Supplemental Retirement Agreement, discussed in more detail in the section titled "Supplemental Retirement Agreements" herein.

(7) Mr. Bust became an executive officer of the Company in August, 1996.

(8) Mr. Growcock became an executive officer of the Company in August, 1996.

(9) Mr. Shaw became an executive officer of the Company in August, 1996.

     In connection with the 1995 Stock Plan, the table below sets forth information regarding stock option grants during the last fiscal year to the executive officers named in the Summary Compensation Table.


                                               OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                         Potential Realizable
                                                                                           Value at Assumed
                              Individual Grants (1)                                     Annual Rates of Stock
                                                                                          Price Appreciation
                                                                                         for Option Term (2)
----------------------------------------------------------------------------------------------------------------
                                             Percent of
                             Number of         Total
                             Securities     Options/SARs     Exercise
                             Underlying      Granted to      or Base
                            Options/SARs    Employees in      Price     Expiration
    Name                   Granted (#)(3)   Fiscal Year     ($/Sh)(3)      Date          5% ($)      10% ($)
-----------------------------------------------------------------------------------------------------------------

  Fred M. Butler             27,000             34.0%          22.33    5/07/2006      $379,167       $960,883
  Robert K. Silva                 0              N/A            N/A        N/A            N/A            N/A
  Robert R. Friedl            7,050              8.9%          22.33    5/07/2006      $ 99,005       $250,897
  Jeffry D. Bust              8,400             10.6%          22.33    5/07/2006      $117,963       $298,941
  Terry D. Growcock           8,400             10.6%          22.33    5/07/2006      $117,963       $298,941
  Bruce C. Shaw               3,450              4.3%          22.33    5/07/2006      $ 48,449       $122,780

------------------------
N/A = Not Applicable






(1) Consists of incentive and non-qualified stock options to purchase shares of Company Common Stock granted on May 7, 1996 pursuant to the 1995 Stock Plan. These options have an exercise price equal to the fair market value of Company Common Stock on the date of grant. The options vest in 25% increments annually beginning two years after the date of grant and are fully exercisable five years after such date. Upon certain extraordinary events (e.g., the acquisition by a person of 30% or more of the Company's voting stock, a change in the majority of individuals constituting the Board of Directors or shareholder approval of a plan of merger or liquidation) as described in the 1995 Stock Plan, these options will become immediately exercisable. The Compensation and Benefits Committee, which administers the 1995 Stock Plan, has the right to accelerate vesting of the options. The options were granted for a term of ten years, subject to earlier termination in certain events related to termination of employment.

(2) The dollar amounts in these columns are the result of calculations at the 5% and 10% stock appreciation rates set by the Commission and therefore do not forecast possible future appreciation, if any, of the Company's Common Stock price.

(3) Share information has been adjusted to reflect the Company's July 2, 1996 3-for-2 stock split effected as a fifty percent (50%) stock dividend.

     No outstanding options were exercisable in 1996. The following table sets forth the number of options and the value of such options held at the end of the last fiscal year by the executive officers named in the Summary Compensation Table.


                 AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                         AND FISCAL YEAR-END OPTION/SAR VALUES


                           Number of
                     Securities Underlying        Value of Unexercised
                          Unexercised                 In-the-Money
                        Options/SARs at             Options/SARs at
                     Fiscal Year-End (#)(1)       Fiscal Year-End ($)(2)
                     ----------------------    --------------------------

                         Exercisable/                  Exercisable/
     Name                Unexercisable                Unexercisable
-------------------------------------------------------------------------

   Fred M. Butler            0/54,000                $0/$1,111,590
   Robert K. Silva            N/A                          N/A
   Robert R. Friedl          0/14,100                $0/$  290,249
   Jeffry D. Bust            0/16,800                $0/$  345,828
   Terry D. Growcock         0/16,800                $0/$  345,828
   Bruce C. Shaw             0/ 6,900                $0/$  142,037

---------------------
N/A = Not Applicable

(1) No SARs were outstanding at the end of fiscal 1996.

(2) Based upon the d ifference between the option exercise prices and the $40.50 closing sale price of Company Common Stock on the New York Stock Exchange at the end of fiscal 1996.



     As described in more detail in the "Report of the Compensation and Benefits Committee on Executive Compensation" below, the EVA Plan requires that bonuses payable to executive officers in excess of their target bonuses be banked and remain at risk. Thirty-three percent of a positive "bonus bank" balance is paid out at the end of each year. A negative bonus in any year is subtracted from the outstanding bonus bank balance. The amounts of the banked contingent incentive compensation awarded for fiscal 1996 to the executive officers named in the Summary Compensation Table are as follows:

                        LONG-TERM INCENTIVE PLANS-AWARDS IN LAST FISCAL YEAR



                                                      Performance or        Estimated Future Payouts Under
                                       Amounts         Other Period          Non-Stock Price-Based Plans
                                        Banked       Until Maturation      -------------------------------
  Name                                   ($)             or Payout        Minimum ($)     Maximum ($)
----------------------------------------------------------------------------------------------------------

 Fred M. Butler                        $239,760          1997-1999          $0             $239,760
 Robert K. Silva                       $ 89,910          1997-1999          $0             $ 89,910
 Robert R. Friedl                      $ 99,900          1997-1999          $0             $ 99,900
 Jeffry D. Bust                        $141,380          1997-1999          $0             $141,380
 Terry D. Growcock                     $ 21,802          1997-1999          $0             $ 21,802
 Bruce C. Shaw                         $119,399          1997-1999          $0             $119,399




          REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE
                      ON EXECUTIVE COMPENSATION

                               OVERVIEW

     The  Company's   Compensation  and   Benefits   Committee   (the
"Committee"), which is comprised of three outside directors of the Company, is responsible for considering and approving compensation arrangements for senior management of the Company, including the Company's executive officers. The goals of the Committee in establishing annual compensation for senior management are as follows:
(i) to attract and retain key executives who will assure real growth of the Company and its operating subsidiaries and divisions; and (ii) to provide strong financial incentives, at a reasonable cost to the Company's shareholders, for senior management to enhance the long-term value of the shareholders' investment in the Company.

     Executive compensation consists of the following components:

     * Base salary compensation;
     * Short-term incentive compensation (the Economic Value Added Bonus Plan); and
     * Long-term incentive compensation (the 1995 Stock Plan).


                             BASE SALARY

     Base salary compensation is set to be competitive with comparable positions at other durable goods manufacturing companies of similar size. The Committee references survey data of comparable companies obtained from a major compensation and benefit consulting firm and sets base proposed salaries at a level about equal to the midpoint of the survey data. Base salaries of individual executive officers can vary from this salary benchmark based on a subjective analysis of such factors as the scope of the executive officer's experience, current performance and future potential, along with the Company's financial performance.


            THE ECONOMIC VALUE ADDED COMPENSATION PROGRAM

     The EVA Plan is an incentive compensation program, first effective during the 1994 fiscal year, which provides for annual bonuses for all executive officers of the Company, and certain other officers and key employees of the Company and its subsidiaries, if their performance adds value for Company shareholders. The Committee's objective under the EVA Plan is to provide an incentive share portion of compensation which will result in higher total compensation opportunities than the median total compensation of peer companies in years in which the Company performs well. Similarly, the incentive share portion of compensation payable to EVA Plan participants is expected to result in lower total compensation opportunities than the median total compensation of comparable companies in years when the Company performs poorly.

     Bonuses payable under the program are determined based on improvements in Economic Value Added ("EVA"), which is a technique developed by Stern Stewart & Co., a financial consulting firm based in New York, that measures the economic profit generated by a business. EVA is equal to the difference between (i) net operating profit after tax, defined as operating earnings adjusted to eliminate the impact of, among other things, certain accounting charges such as amortization of good-will and bad debt reserve expenses, and (ii) a capital charge, defined as capital employed times the weighted average cost of capital.

     Participants are divided into eleven classifications which have target bonus levels ranging from 2% to 60% of base salary. It is intended that the assignment of a particular classification correspond with a position's relative effect on the Company's performance.


     Under the EVA Plan, bonuses are awarded to each Plan participant based on the improvement in EVA for the participant's business unit. To measure the improvement (or deterioration) in EVA, an EVA target is set yearly for each business unit based on the average of the prior fiscal year's target and actual EVA plus the expected improvement in EVA for the current fiscal year. If the annual improvement in EVA is in excess of the targeted improvement, the bonus calculation will produce an amount in excess of the participant's target bonus. If the annual improvement in EVA is less than the targeted improvement, the bonus calculation will produce an amount less than the individual's target bonus. Bonuses payable under the EVA Plan are not subject to any minimum or maximum. In fiscal year 1996, the performance of the Company and its business units resulted in Plan compensation ranging from 16% to 414% of their targets.

     In order to encourage a long-term commitment by executive officers and other key employees to the Company and its shareholders, the EVA Plan requires that two thirds of any bonus earned in a given year in excess of the target bonus be deferred in a "bonus bank" for possible future payout by the Company. Thirty-three percent of a positive bonus bank balance is paid out each year. Consequently, the total bonus payable in any given period consists of the individual's target bonus, plus (or minus) the participant's fixed share of EVA improvement and plus (or minus) a portion of the bonus bank balance. A bonus bank account is considered "at risk" in the sense that in any year EVA performance results in a bonus amount which is negative, the negative bonus amount is subtracted from the outstanding bonus bank balance. In the event that the outstanding bonus bank balance at the beginning of the year is negative, the bonus paid for that year is limited to the aggregate of thirty-three percent of the positive bonus earned up to the target bonus and thirty-three percent of any positive bonus bank balance after applying the remaining portion of the bonus earned for the year against the negative balance in the bonus bank. The executive is not expected to repay negative balances in the bonus bank. In the event that an executive voluntarily terminates employment with the Company, the bonus bank balance is subject to forfeiture.


                         THE 1995 STOCK PLAN

     The shareholders of the Company approved The Manitowoc Company, Inc. 1995 Stock Plan pursuant to which incentive stock options, non-qualified stock options, restricted stock and limited stock appreciation rights may be granted to key employees of the Company. In fiscal 1996, stock options to purchase a total of 79,350 shares were granted to certain key employees selected by the Committee. The options vest in 25% increments annually beginning two years after the date of grant and are fully exercisable five years after such date.


                      DEFERRED COMPENSATION PLAN

     The purpose of the Deferred Compensation Plan is to attract and retain well-qualified persons for service as non-employee directors of the Company or as key employees and to promote identity of interest between the company's non-employee directors and key employees and its shareholders. Eligibility is limited to non-employee directors and to key employees of the Company.

     A non-employee director may make a deferral election with respect to all or part of his compensation, in increments of 5%. Compensation, for purposes of a non-employee director, means retainer fees paid for service as a member of the Board of Directors and for service on any Board committee, including attendance fees.

     A key employee participant may elect to defer, in whole percentages, up to 40% of regular pay and up to 100% of incentive bonuses. Credits to deferred compensation accounts for key employees will also include a contribution equal to the amount of deferred compensation of the key employee for the plan year (subject to a maximum of 25% of eligible compensation) multiplied by the rate of fixed and variable profit sharing contributions that the participant has received from his employer for the year under the RSVP Profit Sharing Plan plus one percent. Non-employee directors are not
eligible  to  receive   company  contributions   under  the   Deferred
Compensation Plan.

     The current investment options available to participants under the Deferred Compensation Plan are a bookkeeping account, the value of which is based on investments in Company Common Stock, and a bookkeeping account, the value of which is based on investments in a balanced mutual fund. Participants have no rights as shareholders pertaining to Company Common Stock units credited to their accounts under the Deferred Compensation Plan.

     The Board of Directors may at any time terminate or amend the Deferred Compensation Plan, except that no termination or amendment may reduce any account balance accrued on behalf of a participant based on deferrals already made or divest any participant of rights to which such person would have been entitled if the Deferred Compensation Plan had been terminated immediately prior to the effective date of such amendment. No amendment may become effective until shareholder approval is obtained if the amendment materially increases the benefits accruing to participants under the Deferred Compensation Plan, materially increases the aggregate number of shares of Company Common Stock that may be issued under the Deferred Compensation Plan, or materially modifies the eligibility requirements for Deferred Compensation Plan participation. There is no time limit on the duration of the Deferred Compensation Plan.


                 CHIEF EXECUTIVE OFFICER COMPENSATION

     The factors that are used to determine the annual base salary and incentive compensation of Mr. Fred M. Butler, the Company's Chief Executive Officer ("CEO"), are the same as those described above for all executive officers. In fiscal 1996, Mr. Butler's base salary was increased from $300,000 to $400,000 which the Committee determined to be appropriate based upon the midpoint salary compensation of other CEOs of similarly sized durable goods manufacturing companies as determined by the above-mentioned salary survey data, as well as a subjective evaluation of Mr. Butler's individual and the Company's overall performance. Mr. Butler's EVA target bonus level for fiscal 1996 was 60% of base salary. As a result of the Company achieving EVA Plan results in excess of targeted goals, Mr. Butler was paid incentive compensation of $432,664 and $239,760 was added to his bonus bank bringing his total bonus bank balance to $254,833. Based on a subjective consideration of the factors cited above for all grants under the 1995 Stock Plan, Mr. Butler was also granted during the year an incentive stock option and a non-qualified stock option for 4,478 shares and 22,522 shares of Common Stock respectively (after adjustment to reflect the Company's July 2, 1996 3-for-2 stock split effected as a fifty percent (50%) stock dividend).


             TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the Company's federal income tax deduction to $1,000,000 per year for compensation to its CEO and any of its four other highest paid executive officers. Performance-based compensation is not, however, subject to the deduction limit provided certain requirements of Section 162(m) are satisfied. Certain awards under the proposed 1995 Stock Plan are intended to qualify for the performance-based compensation exception under Section 162(m). It is the Committee's intent to preserve the deductibility of executive compensation to the extent reasonably practicable and consistent with the best interests of the Company and its shareholders.



                                   Compensation and Benefits Committee

                                   George T. McCoy, Chairman
                                   Gilbert F. Rankin, Jr.
                                   Robert S. Throop


                          PERFORMANCE GRAPH


     Set forth below is a graph comparing the cumulative total shareholder return, including reinvestment of dividends on a quarterly basis, of Company Common Stock against the cumulative total returns of the Standard and Poor's ("S&P") 500 Composite Stock Index and the S&P Diversified Machinery Stock Index. The graph assumes $100 was invested on December 31, 1991 in Company Common Stock, the S&P 500 Composite Stock Index and the S&P Diversified Machinery Stock Index.


           COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                THE MANITOWOC COMPANY, INC.; S&P 500;
               AND THE S&P DIVERSIFIED MACHINERY INDEX





                  (PERFORMANCE GRAPH APPEARS HERE)



                     TOTAL SHAREHOLDER RETURNS
                      (Dividends Reinvested)


                                          Annual Return Percentage
                                                Years Ending
                               -----------------------------------------------
Company/Index                  Dec. 92   Dec. 93   Dec. 94   Dec. 95   Dec. 96
-------------                  -------   -------   -------   -------   -------
Manitowoc Co.  ...............   30.63     30.04    (30.35)    46.99    103.10
Machinery (Diversified)-500 ..    2.04     48.07     (2.66)    23.41     24.64
S&P 500 Index  ...............    7.62     10.08      1.32     37.58     22.96

                                                       Indexed Returns
                                Base                     Years Ending
                               Period    ----------------------------------------------
Company/Index                  Dec. 91   Dec. 92   Dec. 93  Dec. 94   Dec. 95   Dec. 96
-------------                  -------   -------   -------  -------   -------   -------
Manitowoc Co.  ...............   100      130.63    169.87   118.31    173.90    353.19
Machinery (Diversified)-500 ..   100      102.04    151.09   147.07    181.50    226.22
S&P 500 Index  ...............   100      107.62    118.46   120.03    165.13    203.05




                   CONTINGENT EMPLOYMENT AGREEMENTS

     The Company has entered into Contingent Employment Agreements (the "Employment Agreements") with Messrs. Bust, Butler, Friedl, Growcock, and Shaw and certain other key executives of the Company and certain subsidiaries. The Employment Agreements provide that in the event of a change in control of the Company, as defined therein, each executive shall continue to be employed by the Company for a period of three years thereafter. Under the Employment Agreements, each executive shall remain employed at the same position held as of the change in control date, and shall receive a salary at least equal to the salary in effect as of such date, plus all bonuses, incentive compensation and other benefits extended by the Company to its executive officers and key employees. After a change in control, the executive officer's compensation would be subject to upward adjustment at least annually based upon his contributions to the Company's operating efficiency, growth, production and profits. The Employment Agreements terminate prior to the end of the three year period noted above if the executive first attains the age of 65, voluntarily retires from the Company or is terminated by the Company "for cause," as defined therein. The Employment Agreements are terminable by either party at any time prior to a change in control.


                  SUPPLEMENTAL RETIREMENT AGREEMENTS

     The Company has entered into Supplemental Retirement Agreements (the "Retirement Agreements") with Messrs. Butler and Silva providing for certain monthly payments upon their retirement from the Company, with such benefits to vary depending upon the timing and nature of their retirement.

     If Mr. Butler's retirement occurs on or after his attaining the age of 65, Mr. Butler will receive an annual benefit (payable in twelve monthly installments) equal to 50% of his average yearly salary over a specified period prior to retirement, reduced by the amount of pension benefits received by Mr. Butler from his former employer (the "Butler Monthly Benefit"). If Mr. Butler retires prior to attaining age 65, he will receive the Butler Monthly Benefit reduced by one-half of 1% for each full month by which his employment with the Company terminated prior to his attainment of age 65. Because Mr. Silva's retirement occurred after he attained the age of 68, Mr. Silva is receiving an annual benefit (payable in twelve monthly installments) equal to $125,000. This annual benefit is payable in monthly installments to each of Messrs. Butler and Silva for life and to each such person's spouse for life in the event she survives him. Messrs. Butler and Silva have the option to require that the Company fund these benefits with a rabbi trust, however Messrs. Butler's and Silva's rights with respect to payments of benefits under the Retirement Agreements are those of unsecured creditors of the Company.


2.MISCELLANEOUS
___________________________________________________


                            OTHER MATTERS

     Management knows of no business which will be presented for action at the Annual Meeting other than as set forth in the Notice of Annual Meeting as attached to this Proxy Statement. If other matters do properly come before the Annual Meeting, it is intended that the proxies shall be voted in accordance with the best judgment of the person or persons exercising authority conferred by such proxies.







                    INDEPENDENT PUBLIC ACCOUNTANTS

     In accordance with the recommendation of the Audit Committee, and at the direction of the Board of Directors, the Company has retained Coopers & Lybrand LLP as its independent public accountants for the fiscal year ending December 31, 1997. A representative of Coopers & Lybrand LLP is expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she desires to do so.

                         1998 ANNUAL MEETING

     Shareholders intending to submit proposals to be considered for inclusion in the Proxy Statement and form of proxy for the 1998 Annual Meeting of Shareholders must submit such proposals in writing, mailed or delivered, to the Secretary of the Company, so as to be received prior to December 3, 1997.

     Shareholders wishing to propose any floor nominations for directors or floor proposals at the 1998 Annual Meeting of Shareholders must provide notice thereof, containing certain specified information as required by the Company's By-Laws, to the Company's Secretary at the principal executive offices of the Company, so as to be received not less than 50 nor more than 75 days prior to such annual meeting.


     It is important that proxies be returned promptly. Whether or not you expect to attend the Annual Meeting in person, you are requested to complete, date, sign, and return the proxy card as soon as possible.




                                   By Order of the Board of Directors


Manitowoc, Wisconsin               E. DEAN FLYNN
April 1, 1997                      Secretary







                                             APPENDIX TO THE PROXY STATEMENT
                                                        PROXY CARD


                         THE MANITOWOC COMPANY, INC.
   Proxy/Voting Instructions Solicited on Behalf of the Board of Directors for Annual Meeting of Shareholders on May 6, 1997

P      The undersigned holder of Common Stock of The Manitowoc Company, Inc.
   hereby appoints Fred M. Butler and E. Dean Flynn, or either of them, with full power of substitution, to act as proxy for and to vote all of the
R shares of Common Stock of the undersigned at the Annual Meeting of Shareholders of The Manitowoc Company, Inc. to be held on the third floor
O of the Company's corporate offices located at 500 South 16th Street, Manitowoc, Wisconsin, at 9:00 a.m., C.D.T., Tuesday, May 6, 1997, or any adjournment thereof, as follows:

X  1. Election of Directors.
      Nominees: Fred M. Butler, George T. McCoy and Guido R. Rahr, Jr.;

Y 2. In their discretion, upon such other business as may properly come before the Annual Meeting or any adjournment thereof;

   all as set out in the Notice and Proxy Statement relating to the Annual Meeting, receipt of which is hereby acknowledged.

   If you hold shares of Company Common Stock in the Dividend Reinvestment Plan or RSVP Profit Sharing Plan, this proxy constitutes voting instructions for any shares so held by the undersigned.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The proxies cannot vote your shares unless you sign and return this card.


Comments:
         ---------------------------------                 SEE REVERSE
------------------------------------------                     SIDE
(If you have written in the above space, please mark the "comments" box on the reverse side of the card.)


[X]   Please mark your                                         7831
      votes as in this
      example.

     This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted "FOR" the Board of Directors' nominees.

        The Board of Directors recommends a vote FOR Proposals 1.

                                FOR            WITHHELD
                                ---            --------

1. Election of Directors        [  ]             [  ]
     (see reverse)
For, except vote withheld as to the following nominee(s):

------------------------------------------




PLEASE MARK BOX IF APPLICABLE
-----------------------------

Yes, I will attend the Annual Meeting
of Shareholders on Tuesday, May 6, 1997.    [  ]

Comments (please see reverse side)          [  ]


Please sign exactly as name appears hereon. Joint owners should sign individually. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer.


----------------------------------------------
     Signature                     Date


-----------------------------------------------
     Signature (if held jointly)   Date


                     -FOLD AND DETACH HERE-


                                                       THIS IS YOUR PROXY,
                                                    YOUR VOTE IS IMPORTANT.


   FOR PERSONAL ASSISTANCE IN ANY OF THE FOLLOWING AREAS:


 LOST DIVIDEND CHECKS - ADDRESS CHANGES - LOST OR STOLEN STOCK CERTIFICATES

 DIVIDEND REINVESTMENT PLAN - Dividends automatically reinvested in your account to purchase additional shares of Manitowoc Common Stock.

 DIRECT DEPOSIT - Have your Manitowoc Company, Inc. quarterly dividends electronically deposited into your checking or savings account on dividend payment date.

 VERIFICATION OF THE NUMBER OF MANITOWOC SHARES IN YOUR ACCOUNT

 NAME CHANGES AND TRANSFER OF STOCK OWNERSHIP - In the event of marriage, death and estate transfers, gifts of stock to minors in custodial accounts, etc.

 CONSOLIDATION OF ACCOUNTS - Eliminates multiple accounts for one holder and certain duplicate shareholder mailings going to one address (dividend checks, annual reports and proxy materials would continue to be mailed to each shareholder).


 FIRST CHICAGO'S                         OR WRITE TO:
 TELEPHONE RESPONSE CENTER:              First Chicago Trust Company of
                                           New York
(201) 324-1225                           P.O. Box 2500
                                         Jersey City, NJ 07303-2500